NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. EXPECTS SECOND-QUARTER RESULTS TO EXCEED GUIDANCE; RAISES GUIDANCE FOR FISCAL 2005

Company Estimates Fiscal 2005 Second-Quarter Sales of $48.0 million, EPS of $0.17;

Full-Year Sales and Earnings to Grow Approximately 35 Percent

ST. LOUIS, Jan. 11, 2005 . . . . . LaBarge, Inc. (AMEX: LB) today announced preliminary financial results for the fiscal 2005 second quarter, ended Jan. 2, 2005, indicating it expects net sales and earnings to exceed the Company's previously announced guidance for the quarter. The Company is also raising its financial guidance for the 2005 full fiscal year.

Preliminary Second-Quarter Results

For the fiscal 2005 second quarter, the Company estimates net sales will grow 64 percent to approximately $48.0 million, compared with $29.1 million in the fiscal 2004 second quarter. Net earnings are expected to increase approximately 89 percent to about $0.17 per diluted share, compared with $0.09 per diluted share in the comparable period a year earlier. In its earlier guidance, the Company had indicated sales and earnings would be slightly higher than the
$43.6 million in net sales and $0.15 in net earnings per diluted share reported for the current year's first quarter. The Company attributed the higher preliminary second-quarter results, as compared with its previous guidance, to stronger than expected sales in December 2004.

Fiscal 2005 Outlook and Commentary

LaBarge is also raising its guidance for the 2005 full fiscal year, ending July 3, 2005. The Company now expects revenues and earnings to grow by approximately 35 percent over fiscal 2004 levels. For fiscal 2004, LaBarge recorded net sales of $131.5 million and net earnings per diluted share of $0.44. The Company had previously stated it expected revenues and earnings to increase more than 25 percent from the prior year.

Chief Executive Officer and President Craig LaBarge commented, "With the achievement of a better-than-expected second quarter, we are taking this opportunity to reassure investors of management's confidence in the Company's outlook. Besides providing significant opportunity for growth, LaBarge's long-term strategy of pursuing business from a diverse array of markets, customers and programs provides balance and stability, helping to insulate the Company from downturns in any single industry. We continue to be optimistic about LaBarge's 2005 full fiscal year and longer-term prospects."

Financial Results and Conference Call Schedule

LaBarge will provide further financial details in its full earnings release, which it expects to issue before the market opens on Jan. 27, 2005. The Company will host a conference call at 11:00 a.m. Eastern Time that day. The conference call will be webcast and interested parties may listen to a live audio broadcast and replay by accessing the Company's Web site at www.labarge.com and clicking on Investor Relations.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the Company's ability to integrate recently acquired businesses; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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